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                      February 11, 2021

       John Kavanaugh
       Senior Vice President and Chief Financial Officer
       Perspecta Inc.
       14295 Park Meadow Drive
       Chantilly, VA 20151

                                                        Re: Perspecta Inc.
                                                            Form 10-K for the
Fiscal Year ended March 31, 2020
                                                            Filed May 22, 2020
                                                            File No. 001-38395

       Dear Mr. Kavanaugh:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology